EXHIBIT 99.1

For Immediate Release
Contact: Desiree Simmons, Chief Administrative Officer
First Guaranty Bank
(985) 375-0473/dbsimmons@fgb.net

FIRST GUARANTY BANCSHARES, INC APPOINTS MINEER AS PRESIDENT AND CEO

Hammond, LA, June 3, 2024 – First Guaranty Bancshares, Inc. announced Michael Mineer has been appointed as First Guaranty Bancshares, Inc. and First Guaranty Bank’s President and CEO. He will succeed Alton Lewis, who announced his retirement at the end of May.

Mineer has been a part of the First Guaranty family as the Mideast Area President since 2021 and brings over 35 years of banking experience to his new role. Most recently, Mineer served as President and CEO of Citizens Deposit Bank in Vanceburg, KY, since 2003, where he successfully grew the company from $89 million in assets to $650 million. Additionally, Mineer was Senior Vice President of Premier Financial Bancorp in Huntington, WV since 2013, where he re-engineered the entire deposit and loan origination processes, making them fully digital and virtual. He was instrumental in assisting the growth of Premier Financial Bancorp from a $500 million company to a $2.2 billion company.

Mineer stated, “I am very excited to shape this next chapter of First Guaranty Bank. Our focus will be to build on the strengths of the organization while simultaneously embracing new technological solutions designed to drive efficiencies into our business model. These efficiencies will decrease our cost and increase our speed to deliver financial products to our customer base and add revenue to our bottom line. The banks exemplary growth has created a strong asset revenue engine. We will next work to fine tune our capital to risk profile and improve our operating efficiency all designed to improve shareholder value.”

About First Guaranty Bancshares, Inc.
First Guaranty Bancshares, Inc. is the holding company for First Guaranty Bank, a Louisiana state-chartered bank. Founded in 1934, First Guaranty Bank offers a wide range of financial services and focuses on building client relationships and providing exceptional customer service. First Guaranty Bank currently operates thirty-five locations throughout Louisiana, Texas, Kentucky and West Virginia. The Company’s common stock trades on the NASDAQ under the symbol FGBI and preferred stock under the symbol FGBIP. For more information, visit www.fgb.net.